Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 15, 2006 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2006 Annual Report to Shareholders of Standard Microsystems Corporation, which is incorporated by reference in Standard Microsystems Corporation’s Annual Report on Form 10-K for the year ended February 28, 2006. We also consent to the incorporation by reference of our report dated May 15, 2006 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.
/s/ PricewaterhouseCoopers LLP
New York, NY
October 6, 2006